News Release

Berry Petroleum Company                        Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:ir@bry.com
Bakersfield, California 93309-0640Internet:             www.bry.com

Contacts:  Jerry V. Hoffman, Chairman, President and CEO
           Ralph J. Goehring, SVP & CFO


    BERRY PETROLEUM CLOSES $48.6 MILLION UINTA BASIN ACQUISITION;
                   PROCEEDS WITH DRILLING PROGRAM

     Bakersfield, CA - August 28, 2003 - Berry Petroleum Company (NYSE:BRY) announced that it has closed the acquisition of the Brundage Canyon, Utah properties in the Uinta Basin, with an effective date of April 1, 2003. These assets were purchased for $48.6 million from Williams Production RMT Company, a unit of Williams (NYSE:WMB). The Brundage Canyon properties are currently producing approximately 1,800 net barrels of oil equivalent (BOE) per day of light crude oil and natural gas. These assets, located in northeastern Utah, consist of approximately 43,500 net acres and Berry estimates the proved reserves at 8.6 million BOE with 75% of the total being light oil and 25% natural gas.

     Jerry V. Hoffman, Chairman, President and Chief Executive Officer, stated, "The acquisition of the Uinta Basin assets fits our strategy of establishing a new core area in the Rocky Mountain region. Our goal is to operate these assets as efficiently as possible and begin development immediately. Our Denver office will manage these assets, as well as our existing coalbed methane prospective acreage in Kansas and Illinois. The Company continues to evaluate additional Rocky Mountain and Mid-continent opportunities."

     Michael Duginski, Vice President of Corporate Development, added, "Not only do the Brundage Canyon assets fulfill part of our targeted growth for 2003, the large under-exploited acreage position has significant upside potential. While the productive limit of the field to the south and west has not been determined, we have identified over 50 proved undeveloped locations and 25 behind pipe recompletions within the productive area of the field. This acquisition develops a foothold for Berry to continue its growth plan in the Rockies."

Logan Magruder Joins Berry

      Hoffman also announced that Logan Magruder joined Berry as its Vice President of the Rocky Mountain and Mid-continent Region. Magruder held similar positions with Calpine and Barrett Resources and served in a consulting role to Berry since February 1, 2003. Hoffman continued, "Logan has a proven operational background in the Rockies and brings significant experience to our management team."

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      Magruder  commented,  "I  believe  the  Company  has  made  an
excellent   acquisition  in  Utah  and  is  strongly  committed   to
developing  a  profitable portfolio of assets in  the  Rockies.   We
intend to hit the ground running at Brundage Canyon by quickly proceeding with a well drilling program this year with an approved
capital  budget  of  approximately $16 million.   We  are  targeting
operating costs of approximately $7.50 per BOE. We are staffing the Denver office with a talented team of people to fully develop the Brundage Canyon assets along with sourcing and evaluating other strategic opportunities."

     Berry   Petroleum  Company  is  an  independent  oil  and   gas
production and exploitation company headquartered in Bakersfield, California.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" This release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.

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